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                                                                     EXHIBIT 8.1

                    SIDLEY AUSTIN BROWN & WOOD LLP

        CHICAGO                555 WEST FIFTH STREET            BEIJING
                           LOS ANGELES, CALIFORNIA 90013
        DALLAS                 TELEPHONE 213 896 6000          HONG KONG
                              FACSIMILE 213 896 6600
       NEW YORK                   www.sidley.com                LONDON

     SAN FRANCISCO                 FOUNDED 1866                SHANGHAI

        SEATTLE                                                SINGAPORE

   WASHINGTON, D.C.                                              TOKYO

WRITER'S DIRECT NUMBER                                   WRITER'S E-MAIL ADDRESS
    (213) 896-6026

                                  May 27, 2004

Willbros Group, Inc.
Plaza 2000 Building
50th Street, 8th Floor
P.O. Box 0816-01098
Panama, Republic of Panama

                  Re: Tax Opinion in Connection with Registration Statement on Form S-3

Ladies and Gentlemen:

                  We hereby refer to the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission (the "SEC") on May 27, 2004 (the "Registration Statement") by Willbros Group, Inc., a Panamanian corporation (the "Company"), relating to the registration by the Company of $70,000,000 aggregate principal amount of the Company's 2.75% Convertible Senior Notes due 2024 (the "Convertible Notes") and the common stock of the Company issuable upon the conversion of the Convertible Notes. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

                  The Company has requested that we, as special United States tax counsel to the Company, render this tax opinion to the Company in connection with the Company's filing of the Registration Statement.

                  Our opinion is based upon the assumptions stated herein, upon the facts and information contained in the Registration Statement and upon statements and representations made to us by the Company, including the statements and representations of the Company set forth in the Certificate for Tax Opinion to us dated the date of this opinion (the "Certificate"), which Certificate is incorporated by reference herein. We have not independently verified or investigated any of the facts, information or representations contained in either the Registration Statement or the Certificate or otherwise provided to us by the Company. Where the Company has represented to us that certain facts are true based on the knowledge or belief of the Company or a lack of reason to believe otherwise, we have assumed such facts to be true. Our opinion is premised on the accuracy of the facts, information and representations contained in the Registration Statement and the Certificate or otherwise provided to us. In reviewing the Registration Statement, the Certificate and certain documents referenced therein, we have

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SIDLEY AUSTIN BROWN & WOOD LLP                                       LOS ANGELES

Willbros Group, Inc.
May 27, 2004
Page 2

assumed the authenticity of such documents, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us. In addition, we have assumed that all such documents and all provisions of the Articles of Incorporation of the Company are fully enforceable, and will be enforced, in accordance with their terms.

I. FACTUAL BACKGROUND AND REPRESENTATIONS REGARDING THE COMPANY AND ITS SUBSIDIARIES

         A.       GENERAL STRUCTURE OF THE COMPANY AND ITS SUBSIDIARIES

                  The Company is incorporated in the Republic of Panama. The Company and its affiliates are engaged in the business of providing construction, engineering and specialty oil field-related services in various countries throughout the world.

                  The Company has three directly owned subsidiaries, each of which is wholly owned by the Company: Willbros International Inc., a Panamanian corporation ("WII"); Willbros Engineering & Construction Limited, a Canadian corporation ("WECL"); and Vintondale N.V., a Netherlands Antilles corporation ("Vintondale").

                  Vintondale owns 100% of Musketeer Oil B.V., a Dutch corporation ("Musketeer"). Musketeer owns 63% of the only class of stock of Willbros U.S.A. Inc., a Delaware corporation ("WUSAI"), and 100% of Willbros MSI Canada, Inc. (formerly MSI Energy Services Inc.), a Canadian corporation ("MSI"). The other 37% of the stock of WUSAI is owned by the Company.

                  WUSAI is a holding company for the U.S. subsidiaries (and some non-U.S. subsidiaries) of the Company, WECL is a holding company for certain non-U.S. subsidiaries of the Company and WII is a holding company for the remaining non-U.S. subsidiaries of the Company other than MSI. WECL and each of its subsidiaries have no employees, conduct no business activities and have not had any employees or conducted any business activities for many years.

                  The non-U.S. subsidiaries of WII consist of: (1) corporations that have a permanent base of operations for the Company and its affiliates in Nigeria, Oman, Venezuela, and, from time to time, other specific countries in Africa, the Middle East, the Far East and South America, from which they perform construction projects in those countries or regions ("the permanent subsidiaries"); and (2) special purpose foreign subsidiaries ("project subsidiaries") formed to perform projects in countries in which permanent subsidiaries do not have operations. No United States person owns any of the stock of the permanent subsidiaries or the project subsidiaries. Both of WII's U.S. subsidiaries have no employees, conduct no business activities and have not had any employees or conducted any business activities for many years.

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                  WII, WECL, Vintondale, Musketeer, MSI, the permanent
subsidiaries and the project subsidiaries are hereinafter referred to as the "Foreign Subsidiaries."

                  Article Third of the Articles of Incorporation of the Company ("Article Third") contains restrictions designed to prevent the Company from becoming a "controlled foreign corporation," as defined in Section 957(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Specifically, Section A(b) of this Article provides:

                  Restrictions on Transfer to Preserve Tax Status. It is in the best interests of the Corporation and its stockholders that the Corporation's status as a non-controlled foreign corporation ("Non-CFC") under the United States Internal Revenue Code of 1986, as amended from time to time (the "Code"), be preserved. Therefore, any purported Transfer (as hereinafter defined) of any shares of Common Stock to any person or entity, which would result in such person or entity, together with any other person or entity whose shares of Common Stock would be aggregated with such person or entity for purposes of Section 957 of the Code, being the beneficial owner of ten percent (10%) or more of the issued and outstanding shares of Common Stock, will be subject to a determination by the Board of Directors in good faith, in its sole discretion, that such Transfer would not in any way, directly or indirectly, affect the Corporation's Non-CFC status. The transferee or transferor proposed to be involved in such Transfer shall give to the Secretary of the Corporation not less than thirty (30) days prior written notice of such proposed Transfer. In the event of an attempted Transfer in violation of this paragraph (b), the purported transferee shall acquire no rights whatsoever in such shares of Common Stock. If the Board of Directors shall at any time determine in good faith that a Transfer has taken place in violation of this paragraph (b) or that a person intends to acquire, has attempted to acquire or may acquire ownership of any shares of Common Stock in violation of this paragraph (b), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including without limitation instituting proceedings to enjoin such Transfer. In the case of an ambiguity in the application of any of the provisions of this paragraph (b), the Board of Directors shall have the power to determine the application of the provisions of this paragraph (b) with respect to any situation based on the facts known to it. For purposes of this paragraph (b), the term "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Stock, including without limitation (1) the granting of any option or entering into of any agreement for the sale, transfer or other disposition of Common Stock, or (2) the sale, transfer, assignment or other disposition of any securities or

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SIDLEY AUSTIN BROWN & WOOD LLP                                       LOS ANGELES

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                  rights convertible into or exchangeable for Common Stock,
                  whether voluntary or involuntary, whether of record or beneficially, and whether by operation of law or otherwise. Nothing in this paragraph (b) precludes the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

The above-quoted language of Section A(b) of Article Third has been in effect since prior to the initial public offering of the Company's Common Stock in 1996.

         B. SERVICES PERFORMED BY WUSAI AND WILLBROS ENGINEERS, INC. FOR THE FOREIGN SUBSIDIARIES

                  Under an Administrative Services Agreement between WUSAI, WECL, WII, MSI and Willbros RPI, Inc., a U.S. subsidiary of WUSAI (the "Administrative Services Agreement"), WUSAI performs certain services for the Foreign Subsidiaries, as described below. Neither WUSAI nor any other direct or indirect U.S. subsidiary of the Company performs any services on behalf of the Company or any Foreign Subsidiaries except as described below.

                  Pursuant to the Administrative Services Agreement, WUSAI performs financial counseling, investor relations services, legal services, personnel support services and accounting, data processing and collection services for the Foreign Subsidiaries. The personnel support services include recruiting personnel, documenting employment agreements on behalf of the Foreign Subsidiaries, maintaining employee benefit and other employee records, and acting as paying agent for employees who are not nationals of the country where the subsidiary operates.

                  Pursuant to the Administrative Services Agreement, WUSAI prepares all of the bids on non-U.S. construction projects for the project subsidiaries and the majority of the bids on such projects for the permanent subsidiaries (some of the permanent subsidiaries perform their own bidding functions with respect to smaller projects). In performing this function, employees of WUSAI may visit the site of the project and then return to the United States to assist in the preparation of a bid package. Preparation of the bid package consists largely of estimating the scope of the project based on the experience of senior management, and computing the estimated material, labor and equipment costs associated with the project, based upon historical cost and related data that is maintained by WUSAI. Occasionally, WUSAI also procures engineering services from Willbros Engineers, Inc., a U.S. subsidiary of WUSAI ("WEI"), or others in connection with the preparation of a bid or estimate. Once a bid is submitted, the prospective client may negotiate with employees of WUSAI (who would typically also be officers of the relevant subsidiary) regarding some of the terms of the bid, either with respect to the price or the contractual obligations of the parties, or may ask for clarification of the terms or other aspects of the bid, including the manner in which the work will be performed. Such negotiations are also frequently carried out by direct or seconded employees of the permanent subsidiaries. Much of the negotiation is an effort on the part of the prospective client to make competing bids

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May 27, 2004
Page 5

comparable with respect to their terms. Once a bid is accepted, the contract is normally entered into by one of the Foreign Subsidiaries. WUSAI also provides progress, cost and other statistical reports to the Foreign Subsidiaries based on data provided by the Foreign Subsidiaries.

                  Pursuant to the Administrative Services Agreement, WUSAI arranges for the procurement, inspection and shipping of materials required by the Foreign Subsidiaries in connection with contracts which they are awarded.

                  Certain employees of WUSAI also serve as officers of the Company and of certain of the Foreign Subsidiaries. In that capacity, those individuals periodically perform stewardship activities on behalf of the Company and monitor and evaluate the performance of the Foreign Subsidiaries for purposes of insuring that the activities of the Foreign Subsidiaries are being conducted in the best interests of the Company.

                  WEI provides certain engineering services to the subsidiaries of WII in connection with such subsidiaries' construction services. Such engineering services are of the same type that WEI provides to unrelated clients. With the exception of such services, the subsidiaries of WII do not hire subcontractors to perform services in the United States with respect to the construction, engineering and special oil field-related services performed by them.

                  All of the services described in this Part I.B and performed by WUSAI and WEI for the Foreign Subsidiaries are collectively referred to herein as the "U.S.-situs services."

II.      LEGAL ANALYSIS AND DISCUSSION

         A.       WHETHER THE COMPANY IS A CONTROLLED FOREIGN CORPORATION

                  Section 957 of the Code provides that a "controlled foreign corporation" ("CFC") is any foreign corporation if more than 50% of (i) the total combined voting power of all classes of stock of such corporation entitled to vote or (ii) the total value of the stock of such corporation is owned (or is considered to be owned by applying certain attribution rules) by "United States shareholders" (as defined in the Code) on any day during the taxable year of such foreign corporation.

                  Section 951(b) of the Code provides that the term United States shareholder (hereinafter "U.S. Shareholder") means a United States person who owns (after applying certain attribution rules) 10% or more of the total combined voting power of all classes of stock of such foreign corporation entitled to vote.

                  Section 1.951-1(g)(2)(i) of the Treasury Regulations promulgated pursuant to the Code (the "Regulations") provides that, in determining whether a United States person owns the requisite percentage of voting power of all classes of stock entitled to vote, consideration will be given to all the facts and circumstances in each case.

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                  Section 1.957-1(b)(1) of the Regulations provides that, in determining whether U.S. Shareholders own the requisite percentage of total combined voting power of all classes of stock entitled to vote, all of the facts and circumstances must be considered and, in all cases, U.S. Shareholders of a foreign corporation will be deemed to own the requisite percentage of total combined voting power with respect to such corporation if either:

                  i. U.S. Shareholders have the power to elect, appoint or replace a majority of that body of persons exercising, with respect to such corporation, the powers ordinarily exercised by the board of directors of a domestic corporation;

                  ii. any person or persons elected or designated by U.S. Shareholders have the power, where such shareholders have the power to elect exactly one-half of the members of the governing body of such foreign corporation, either to cast a vote deciding an evenly divided vote of such body or, for the duration of any deadlock which may arise, to exercise the powers ordinarily exercised by such governing body; or

                  iii. the powers that would ordinarily be exercised by the board of directors of a domestic corporation are exercised with respect to such foreign corporation by a person whom U.S. Shareholders have the power to elect, appoint or replace.

                  In addition, Section 1.957-1(b)(2) of the Regulations provides that any arrangement to shift formal voting power away from U.S. Shareholders of a foreign corporation will not be given effect if in reality voting power is retained. Furthermore, this Regulation provides that if there is any agreement, either express or implied, in which any shareholder agrees not to vote his stock or agrees to vote it only in a specified manner, or in which shareholders owning stock having not more than 50% of the total combined voting power agree to exercise voting power normally possessed by a majority of stockholders, then the nominal ownership of the voting power will be disregarded in determining which shareholders actually hold such voting power.

                  The Company has made the following representations to us in the Certificate:

                  i. On April 30, 2004, the Company had 21,016,606 shares of common stock (the "Common Stock") issued and outstanding, and no other class of stock was issued and outstanding. There has been no material change in the number of issued and outstanding shares of Common Stock since April 30, 2004, nor has there been any other class of stock issued since that date. As of the date of this opinion, there are not more than 1,500,000 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's 1996 Stock Plan and Director Stock Plan.

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                  ii.      The holders of Common Stock are entitled to one vote
         for each share of Common Stock held on all matters voted upon by stockholders, including the election of the Board of Directors.

                  iii. As of April 30, 2004, the Common Stock was held by an estimated 99 holders of record and an estimated 3,000 beneficial owners. As of such date, the major stockholders (the "Major Stockholders") of the Company and their approximate beneficial ownership percentages of Common Stock, as reflected in Schedules 13D and Schedules 13G filed with respect to the Company with the SEC, were Third Avenue Management LLC (10.5%), Heartland Advisors, Inc. (8.3%) and Strong Capital Management, Inc. (5.0%). In addition, as of April 30, 2004, certain U.S. citizen or resident officers and management personnel of the Company and/or subsidiary or affiliated companies of the Company who either were Directors of the Company or were considered executive officers of the Company for SEC reporting purposes (the "U.S. Management Stockholders") held in the aggregate, either directly, through family members or through revocable living trusts or family limited partnerships, approximately 8.4% of the Common Stock. These percentages include the total shares of Common Stock which could be acquired by each U.S. Management Stockholder upon the exercise of an option held by such stockholder as of the date hereof, but exclude the shares of Common Stock which could be so acquired by any other person. As of the date hereof, the Company has no knowledge of any material change in the quantities or percentages specified above in this paragraph.

                  iv. Excluding Common Stock owned by the U.S. Management Stockholders and the other Major Stockholders, as of the date hereof, approximately 67.8% of the remaining issued and outstanding shares of Common Stock are held by members of the general public and employees who are not U.S. Management Stockholders. As of the date of this Certificate, the Company has no knowledge of any stockholder, other than a Major Stockholder, which holds more than 5.0% of the total issued and outstanding shares of Common Stock and, as indicated by the Schedules 13D and Schedules 13G filed with respect to the Company with the SEC, no person other than Third Avenue Management LLC beneficially owns more than 8.5% of the Common Stock (within the meaning of Securities Exchange Act Rule 13d-3).

                  v. The present conversion rate for the Convertible Notes is 51.3611 shares of Common Stock for each $1,000 principal amount of Convertible Notes. The Convertible Notes are not presently convertible because the conditions precedent for conversion have not been met. To the knowledge of the Company, no holder of the Convertible Notes would own more than 1.0% of the total issued and outstanding Common Stock of the Company if the Convertible Notes owned by such holder were converted into Common Stock at the present conversion rate, no other Convertible Notes were converted, no stock options were exercised and such holder owned no other Common Stock. To the knowledge of the Company, there is no person who owns Common Stock and

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         Convertible Notes in amounts that would cause such person to own 9.9%
         or more of the total issued and outstanding Common Stock of the Company if the Convertible Notes owned by such person were converted into Common Stock at the present conversion rate, no other Convertible Notes were converted and no stock options were exercised.

                  vi. To the knowledge of the Company, no U.S. Management Stockholder is a spouse, child, grandchild, grandparent or parent of any other holder of Common Stock whose Common Stock ownership, when combined with all other Common Stock beneficially owned by the U.S. Management Stockholder after application of the attribution rules in
         Section 958 of the Code, would exceed 10% of the total issued and outstanding shares of Common Stock on the date of this Certificate.

                  vii. To the knowledge of the Company, no two or more U.S. Management Stockholders are partners, members, shareholders or beneficiaries in the same partnership, limited liability company, S corporation or trust, either directly or indirectly through other partnerships, limited liability companies, S corporations or trusts, or through corporations in which a U.S. Management Stockholder actually or constructively owns more than 10% of the value of the stock. To the knowledge of the Company, no two or more U.S. Management Stockholders own shares in the same corporation in which either of them owns 10% or more of the value of the total shares of such corporation.

                  viii. To the knowledge of the Company, there exists no agreement, either express or implied, that any stockholder of the Company will not vote his Common Stock or will vote it only in a specified manner, or that stockholders owning Common Stock having not more than 50% of the total combined voting power will exercise voting power normally possessed by a majority of stockholders.

                  ix. No person, stockholder or group of persons or stockholders, other than stockholders owning a majority of the Common Stock and voting in accordance with the Articles of Incorporation of the Company, has the power to elect, appoint, or replace a majority of the Board of Directors.

                  x. No person, stockholder or group of persons or stockholders, other than stockholders owning fifty percent of the Common Stock and voting in accordance with the Articles of Incorporation of the Company, has the power to elect, appoint, or replace exactly fifty percent of the Board of Directors.

                  xi. The Board of Directors holds all of the powers which would ordinarily be held by the board of directors of a domestic corporation, and no person or group of persons other than the Board of Directors may hold or exercise such powers.

                  xii. The Company is not engaged in the business of reinsuring or issuing insurance or annuity contracts.

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                  xiii.    The Company has no reason to believe that there are
         any United States persons that might own (within the meaning of Section 958 of the Code) 10% or more of the Common Stock in violation either of Article Third, Securities Exchange Act Rule 13d-1 or both.

                  xiv. The Company has not been notified of, nor has any knowledge of, the occurrence of any Transfer (as defined in Article Third) that has caused any United States person since 1997 to meet such 10% ownership level, with the following exceptions:

                           (a) the Company granted a waiver in 1998 to United States persons who together owned 11.5% of the Common Stock and pursuant to the waiver were permitted to acquire up to an additional 2.69% of the Common Stock; such United States persons have owned less than 10% of the Common Stock since 2001;

                           (b) the Company granted a waiver in 2002 to Wellington Management Company, LLP, which permitted it to acquire up to 15% of the Common Stock; Wellington Management Company, LLP currently owns 2.4% of the Common Stock; and

                           (c) Third Avenue Management LLC ("Third Avenue") filed a Schedule 13G with the SEC on January 22, 2004, reporting that Third Avenue had sole power to dispose, or to direct the disposition, of 2,196,975 shares (then 10.6%) of the Common Stock and that Third Avenue had sole power to vote, or to direct the vote, of 1,718,075 shares (then 8.3%) of the Common Stock; following such filing, the Company informed Third Avenue that pursuant to Article Third it would be able to vote only 9.9% of the Common Stock if it in fact had voting power over more than 9.9% of the Common Stock.

                  xv. The Company shall enforce Article Third in accordance with its terms to prevent the Company from becoming a CFC.

                  xvi. The Company interprets the last sentence of Section A(b) of Article Third not to affect the enforceability of the restrictions contained in that Section against any purchaser of shares of Common Stock who acquired such shares through the facilities of the New York Stock Exchange.

                  xvii. Based on the information available to it, the Company believes that there is no United States person who owns (within the meaning of Section 958 of the Code) 10% or more of the Common Stock, with the possible exception of Third Avenue Management LLC, which has the sole power to dispose, or to direct the disposition, of 10.5% of the Common Stock (but has the sole power to vote, or to direct the vote, of 8.2% of the Common Stock).

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                  In general, pursuant to Securities Exchange Act Rule 13d-1, any person that becomes the "beneficial owner" of more than 5% of any class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 must file a Schedule 13D or a Schedule 13G with the SEC.

                  Paragraph (a) of Securities Exchange Act Rule 13d-3 ("Rule 13d-3") provides that a beneficial owner of a security includes "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (1) Voting power which includes the power to vote, or to direct the voting of, such security; and/or (2) Investment power which includes the power to dispose, or to direct the disposition of, such security." In addition, paragraph (b) of Rule 13d-3 provides that "[a]ny person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of Section 13(d) or 13(g) of the Act shall be deemed for purposes of such sections to be the beneficial owner of such security." Paragraph (c) of Rule 13d-3 provides that all securities of the same class beneficially owned by a person, regardless of the form which such beneficial ownership takes, shall be aggregated in calculating the number of shares beneficially owned by such person. Finally, paragraph (d) of Rule 13d-3 generally provides that a person shall be deemed to be the beneficial owner of any security if that person has the right to acquire beneficial ownership of such security within 60 days (e.g., pursuant to a conversion of a security or the exercise of an option or warrant).

                  The Company has made the following representations to us in the Certificate:

                  i. The Common Stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

                  ii. As indicated by the Schedule 13D and Schedule 13G filings with respect to the Company, the Company has no reason to believe that any stockholders of the Company are, directly or indirectly, beneficial owners of 10% or more of the Common Stock, within the meaning of Rule 13d-3, except that, as noted above, Third Avenue filed a Schedule 13G with the SEC on January 22, 2004 reporting that Third Avenue had sole disposition power over 2,196,975 shares of the Common Stock (now 10.5% thereof) and sole voting power over 1,718,075 shares of the Common Stock (now 8.2%).

                  In rendering this opinion, we have assumed that the Company's beliefs as described above are correct, that Section A(b) of Article Third is enforceable in accordance with its terms and that the Company will comply with its representation that it will enforce the terms of Article Third in order to prevent the Company from becoming a CFC. We have also assumed that all persons who are required to file either Schedule 13D or Schedule 13G with the SEC have done so and that there is no person who is the beneficial owner (within the meaning of Rule 13d-3) of more than 9.0% of the Common Stock, except for the beneficial ownership of Third

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Avenue referred to above. (1) Based upon these assumptions and the representations made to us by the Company, we conclude that the Company and the Foreign Subsidiaries are not CFCs as of the date hereof.

         B.       WHETHER THE COMPANY IS A PASSIVE FOREIGN INVESTMENT COMPANY

                  Section 1297 of the Code provides that a foreign corporation is a "passive foreign investment company" (a "PFIC") if either (i) 75% or more of the gross income of the foreign corporation for the taxable year is passive income or (ii) the average percentage of assets held by the foreign corporation during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

                  For purposes of these tests, Section 954(c) defines passive income to include the following types of income:

                  i.       dividends, interest, royalties, rents, and annuities;

                  ii. the excess of gains over losses from the sale or exchange of property (a) which gives rise to dividends, interest, rents, royalties, or annuities, (b) which is an interest in a trust, partnership, or real estate mortgage investment conduit, or (c) which does not give rise to income;

                  iii. the excess of gains over losses from transactions in any commodities;

                  iv. the excess of foreign currency gains over foreign currency losses;

                  v.       any income equivalent to interest;

                  vi.      net income from notional principal contracts; and

                  vii. payments in lieu of dividends which are made pursuant to an agreement to which Section 1058 of the Code applies.

                  Section 1297(c) of the Code generally provides that, if a foreign corporation owns, directly or indirectly, 25% or more (by value) of the stock of another corporation, such corporation will be treated as if it held its proportionate share of the assets of such other

--------
(1) We note that while it is theoretically possible that one or more United States persons might own (within the meaning of Section 958 of the Code) 10% or more of the Common Stock in violation of either Article Third, Rule 13d-1 or both without the knowledge of the Company, the Company believes that there are not any such persons. Based on the representations made to us by the Company and the information contained in the Registration Statement, we believe that the Company's belief that there are no such persons is reasonable.

                                       11
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Willbros Group, Inc.
May 27, 2004
Page 12

corporation, and received directly its proportionate share of the income of such other corporation.

                  Section 1297(b)(2)(C) of the Code generally provides that passive income does not include any income which is interest, a dividend, or a rent or royalty, which is received or accrued from a related person to the extent that such amount is properly allocable to income of such related person which is not passive income.

                  The Company has made the following representations to us in the Certificate:

                  i. Less than 75% of the gross income of the Company for the 2004 taxable year is anticipated to be passive income, after application of the look-through rules contained in Sections 1297(b)(2)(C) and 1297(c) of the Code.

                  ii. The average value of the passive income-producing assets of the Company for the 2004 taxable year is anticipated to be less than 50% of the average value of its total assets, after application of the look-through rules contained in Sections 1297(b)(2)(C) and 1297(c) of the Code.

                  iii. The Company did not qualify as a PFIC under either of the two tests described above in any prior taxable year of the Company ending after December 31, 1985.

                  Based on these representations and assuming that the operations and asset ownership of the Company will be as anticipated, it is our opinion that the Company is not a PFIC for United States federal income tax purposes.

         C. WHETHER THE INCOME OF THE COMPANY OR ANY OF THE FOREIGN SUBSIDIARIES IS INCOME WHICH IS EFFECTIVELY CONNECTED INCOME WITH THE CONDUCT OF A TRADE OR BUSINESS WITHIN THE UNITED STATES

                  A foreign corporation that is engaged in a trade or business within the United States is generally taxable in the United States under Section 882 of the Code on its income which is effectively connected with the conduct of such trade or business ("effectively connected income" or "ECI").

                  Accordingly, in order for a foreign corporation to have effectively connected income, it must first be engaged in a trade or business within the United States. There is no comprehensive definition under the Code, the Regulations or applicable case law or rulings of what constitutes a trade or business within the United States for this purpose. Instead, the determination of whether a foreign corporation is engaged in a trade or business within the United States is based on all of the facts and circumstances involved.

                                       12
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Willbros Group, Inc.
May 27, 2004
Page 13

                  The Company has represented to us in the Certificate that its activities and the activities of the Foreign Subsidiaries are carried out in a manner that is intended to prevent each of such companies from being engaged in the conduct of a trade or business within the United States. However, even if the Company or any of the Foreign Subsidiaries is ultimately determined by the Internal Revenue Service or a court to be engaged in a trade or business within the United States, such entity will only be subject to tax in the United States under Section 882 of the Code to the extent that it receives income that is effectively connected with such trade or business. In the event that the Company or any of the Foreign Subsidiaries earns income that is effectively connected with the conduct of a trade or business within the United States, the following adverse tax consequences would potentially be applicable:

                  i. Pursuant to Section 882(a) of the Code, the Company and each of the Foreign Subsidiaries would be subject to United States federal income tax at graduated corporate federal income tax rates on all of its income that is effectively connected with its trade or business within the United States.

                  ii. Pursuant to Section 882(c) of the Code, any deductions that might otherwise be available to offset the effectively connected income of the Company or any of the Foreign Subsidiaries would be unavailable in any taxable year with respect to which such entity has not timely filed a United States federal income tax return.

                  iii. Pursuant to Section 884 of the Code, the Company and each of the Foreign Subsidiaries would be subject to an additional 30% branch profits tax on all of its earnings and profits that are effectively connected with its trade or business within the United States, except to the extent that such effectively connected earnings and profits are invested in certain qualifying assets in the United States.

                  Moreover, it should be noted that in the event that either WUSAI or WEI performs the U.S.-situs services for the Foreign Subsidiaries at rates that are not commensurate with the standard rates that would be charged to an unrelated party at arm's length for similar services, the Internal Revenue Service would be able, pursuant to Section 482 of the Code, to reallocate items of income, loss, deduction and credit among the Company and its subsidiaries in order to achieve the result that would have been reached had an arm's length standard been used.

                  Generally, income is only effectively connected income if it is from sources within the United States.(2) However, under Section 864(c)(4)(B) of the Code and the Regulations thereunder, the following types of foreign source income realized by a foreign corporation will be effectively connected income if such income is attributable to an office or other fixed place of business of the foreign corporation in the United States:

---------
(2) Section 864(c) of the Code.

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Willbros Group, Inc.
May 27, 2004
Page 14

                  i. Rents or royalties for the use of, or for the privilege of using, and gains from the sale or exchange of, intangible personal property (e.g., patents, copyrights, secret processes, goodwill) located outside the United States.

                  ii. Dividends, interest, or gain or loss on the sale or exchange of stock or securities if, but only if, realized by a foreign corporation (a) engaged in the active conduct of a banking, financing, or similar business in the United States or (b) whose principal business is trading in stocks or securities for its own account.

                  iii. Income, gain, or loss from the sale of property held primarily for sale to customers in the ordinary course of the taxpayer's business, including items held in inventory, where the sale occurs outside the United States but is effected through the U.S. office.

                  Section 864(c)(5)(B) of the Code provides that, for purposes of determining whether foreign source income, gain or loss is treated as effectively connected with the conduct of a trade or business within the United States, the income, gain or loss shall not be considered as attributable to an office or other fixed place of business within the United States unless such office or fixed place of business is a material factor in the production of such income, gain or loss and such office or fixed place of business regularly carries on activities of the type from which such income, gain or loss is derived.

                  1.       Income of the Company

                  The Company has made the following representations to us in the Certificate:

                  i. For each of the years from 1996 through 2003, all of the gross income of the Company consisted of interest income from deposits with commercial banking institutions outside the United States, interest income from the Foreign Subsidiaries and dividends from WII.

                  ii. It is anticipated that the Company's gross income for 2004 will be from the same sources described above.

                  Sections 861(a)(1) and 862(a)(1) of the Code provide that interest is generally sourced by reference to the place of residence of the obligor. Section 884(f)(1)(A) generally provides that "branch interest" paid by a foreign corporation's trade or business within the United States is treated as U.S. source income. Pursuant to Section 1.884-4(b)(1) of the Regulations, "branch interest" generally includes interest that is paid by a foreign corporation with respect to a liability that is either (i) a U.S.-booked liability within the meaning of Section

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Willbros Group, Inc.
May 27, 2004
Page 15

1.882-5(d)(2) of the Regulations, (3) (ii) a liability giving rise to interest expense that is directly allocated to income from a U.S. asset, (iii) a liability specifically identified as a liability of a U.S. trade or business of the foreign corporation on or before the earlier of the date on which the first payment of interest is made with respect to the liability or the due date of the foreign corporation's income tax return for the taxable year or (iv) an insurance liability on United States business. The Company has represented to us in the Certificate that neither it nor any of the Foreign Subsidiaries has had, or anticipates having, any such liabilities.

                  Based on the Company's representations, and on the assumption that the nature of the Company's interest income will be from the anticipated sources referred to above, all of the interest income of the Company should be foreign source income and thus should not be effectively connected income subject to tax in the United States under Section 882 of the Code.

                  Sections 861(a)(2) and 862(a)(2) of the Code provide that dividends are generally sourced by reference to the place of incorporation of the payor. Section 861(a)(2)(B) of the Code generally provides that a portion of dividends paid by a foreign corporation which is engaged in a trade or business within the United States is treated as U.S. source income if 25% or more of the corporation's worldwide gross income over a certain testing period is effectively connected income.

                  Based on the Company's representations, on the assumption that the operations of the Company and the Foreign Subsidiaries continue to be conducted in the manner they are presently conducted, and on the discussion in
Part II.C.2 below, all of the dividend income of the Company should be foreign source income and thus should not be effectively connected income subject to tax in the United States under Section 882 of the Code.

                  2.       Income of the Foreign Subsidiaries

                  The Company has made the following representations to us in the Certificate:

                  i. For each of the years from 1996 through 2003, all of the gross income realized by WII and each of the other Foreign Subsidiaries consisted of interest income from deposits with commercial banking institutions outside the United States, interest income and dividends from other Foreign Subsidiaries and revenue from customers for

---------
(3) Section 1.882-5(d)(2) of the Regulations generally defines a "U.S.-booked liability" to mean a liability that (A) is secured predominantly by a U.S. asset of the foreign corporation, (B) is entered by the foreign corporation on a set of books relating to an activity that produces effectively connected income at a time reasonably contemporaneous with the time at which the liability is incurred or (C) has a direct connection or relationship, as determined by the District Director or Assistant Commissioner (International), with an activity that produces effectively connected income and the foreign corporation maintains a set of books and records relating to such activity.

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Willbros Group, Inc.
May 27, 2004
Page 16

         construction, engineering and special oil field-related services which, with the exception of the U.S.-situs services, are performed outside the United States.

                  ii. It is anticipated that the gross income of WII and each of the other Foreign Subsidiaries during 2004 will be from the sources described in the preceding sentence.

                  iii. None of the Foreign Subsidiaries have had, or anticipate having, any liabilities of the types described in Section 1.884-4(b)(1) of the Regulations.

                  Based on these representations, on the assumption that the operations of the Foreign Subsidiaries continue to be conducted in the manner presently conducted, on the legal authorities cited in Part II.C.1 of this opinion and on the following discussion regarding personal services income, the interest income and dividends received by the Foreign Subsidiaries should be foreign source income and thus would not be effectively connected income subject to taxation in the United States under Section 882 of the Code.

                  The determination of whether any portion of the personal services income received by the Foreign Subsidiaries could constitute effectively connected income is discussed below.

                  Sections 861(a)(3) and 862(a)(3) of the Code generally provide that the source of compensation for labor or personal services is the place of performance of such services.

                  Section 1.861-4(b)(1)(i) of the Regulations provides that, if labor or services are performed partly within and partly without the United States, then the amount to be included in the gross income [of the taxpayer] shall be determined on the basis that most correctly reflects the proper source of income under the facts and circumstances of the particular case. In many cases the facts and circumstances will be such that an apportionment on the time basis will be acceptable, that is, the amount to be included in gross income will be that amount which bears the same relation to the total compensation as the number of days of performance of the labor or services within the United States bears to the total number of days of performance of labor or services for which the payment is made. In other cases, the facts and circumstances will be such that another method of apportionment will be acceptable.

                  Although the time basis apportionment method is generally the preferred method, the IRS has occasionally contended that an alternate apportionment method be used.

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Willbros Group, Inc.
May 27, 2004
Page 17

                  For example, in Tipton & Kalmbach, Inc. v. U.S.,(4) the taxpayer, a U.S.-based engineering firm, derived 95% of its income from two contracts for the performance of engineering services incident to the design and construction of canals and ground water and reclamation projects in West Pakistan. The taxpayer's compensation under these contracts consisted of three categories of payments: (i) a fixed monthly fee; (ii) reimbursement for specified costs including salaries paid to the taxpayer's employees; and (iii) an overhead allowance in the amount of 50% of reimbursable salaries. The taxpayer's services under the contracts were performed by expatriate personnel in Pakistan, Pakistani nationals, employees in the taxpayer's Denver office, and its two principals, who spent 20% to 40% of their professional time in Pakistan and the remainder in Denver substantially devoted to work on the Pakistan projects.

                  The IRS contended that the taxpayer's use of the time basis method was improper because the time basis method overstated the amount of foreign source income because such income was computed (i) according to the number of days worked in Pakistan not adjusted to reflect differences in skill or importance of the taxpayer's employees and (ii) without regard to incidental or overhead functions performed by the Denver-based staff. The IRS suggested that the utilization of a "payroll cost method" would more accurately reflect the allocation of the taxpayer's income. The court approved the time basis method as a "reasonable, convenient and expeditious method of allocating income between foreign and domestic sources" and stated that the IRS could not disregard such a method established by its own Regulations.(5)

                  Accordingly, to the extent that the services performed by the Foreign Subsidiaries are performed both within and without the United States, the Foreign Subsidiaries may be required to apportion income according to the Regulations.

                  However, PLR 7952211 (Sept. 27, 1971)(6) provides that management and support services will not be considered for purposes of determining the source of income and whether it is effectively connected with the conduct of a trade or business within the United States. In PLR 7952211, a foreign corporation received compensation for transporting cargo between various ports in two different foreign countries. The foreign corporation had a management office located in the United States. The personnel employed in the U.S. office monitored and coordinated vessel operations and shoreside operations between the ports as well as monitored the construction progress of the vessels that would be transporting the cargo. The accounting,

---------
(4) 480 F.2d 1118 (10th Cir. 1973).

(5) When this case was decided, Section 1.861-4(b)(1)(i) of the Regulations did not have the final sentence quoted above ("In other cases, the facts and circumstances will be such that another method of apportionment will be acceptable."). See T.D. 6258 (Oct. 23, 1957). The Regulations were amended to insert this sentence after Tipton & Kalmbach, Inc. v. U.S. was decided. See T.D. 7378 (Sept. 29, 1975).

(6) IRS private letter rulings do not constitute binding precedent on the IRS, but they are indicative of the views of the IRS.

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Willbros Group, Inc.
May 27, 2004
Page 18

financial and legal support functions of the foreign corporation were also performed at its U.S. office.

                  The IRS held that the foreign corporation's income from its transportation services was sourced according to the place where the income producing activity or event occurred, without consideration of where the foreign corporation's management and support functions were performed. The IRS justified its position by stating:

                  For example, income derived from the rental of property located outside the United States will be treated as income from sources without the United States under [S]ection 862(a)(4) of the Code even if negotiations take place and the leasing company's management is located in the United States. Similarly, gain or income derived from the purchase of personal property within the United States and its sale or exchange without the United States will be treated as income from sources without the United States under [S]ection 862(a)(6) even if negotiations take place and managerial services are performed in the United States.

                  This position is further supported by the decision of the Fifth Circuit Court of Appeals in Piedras Negras Broadcasting Co. v. Commissioner.(7) In this case, the taxpayer, a Mexican corporation, operated a radio broadcas)ting station in Mexico, but maintained bank accounts, a mailing address and a hotel room for the collection of advertising income in the United States. Ninety-five percent of the taxpayer's income was received from U.S. advertisers pursuant to contracts executed in Mexico. The remaining five percent of its income was received from the rental of its Mexican broadcast facilities pursuant to contracts executed in Mexico for the sale of such "radio time." The Fifth Circuit found that the taxpayer's income was exclusively derived from the operation or rental of its broadcast facilities in Mexico, and thus allocated all of the taxpayer's income to sources outside the United States, notwithstanding the contacts that the taxpayer had in the United States. In reaching its decision, the Fifth Circuit specifically noted that "[w]e think the language of the statutes clearly demonstrates the intendment of Congress that the source of income is the situs of the income-producing service" (emphasis added). (8)

---------
(7) 127 F.2d 260 (5th Cir. 1942)

(8) Accord PLR 8147001 (Jan. 3, 1979). It should be noted, however, that, subsequent to the enactment of the Tax Reform Act of 1986, the income derived from the operation of the broadcast facilities would probably be treated as international communications income and sourced under Section 865(e) of the Code. Cf. Le Beau Tours Inter-America, Inc. v. U.S., 547 F.2d 9 (2nd Cir.
1976) (holding that, where the advertising, promotional, administrative and clerical operations performed by the taxpayer constituted a central part of the taxpayer's operations, the taxpayer's compensation income was U.S. source income to the extent that such

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SIDLEY AUSTIN BROWN & WOOD LLP                                       LOS ANGELES

Willbros Group, Inc.
May 27, 2004
Page 19

                  The position taken by the IRS in PLR 7952211 and by the Fifth Circuit in Piedras Negras Broadcasting Co. is further supported by GCM 35016,(9) Revenue Ruling 89-67(10) and Spermacet Whaling & Shipping Co., S/A v. Commissioner.(11) All of these authorities suggest, either in the context of determining whether a taxpayer is engaged in a trade or business within the United States or in the context of determining whether income is effectively connected with the conduct of a trade or business within the United States, that services which are incidental to the primary services for which compensation is being paid should be disregarded in making such determinations.

                  This line of authority is also supported by Section 1.864-7 of the Regulations, which generally applies to determine if a foreign corporation has an office in the United States for purposes of determining whether certain types of income constitute effectively connected income. Although Section 1.864-7 is not by its terms applicable to personal services income, it provides useful analogous authority which, given the dearth of actual authority, we believe is likely to be applied or at least considered by a court or the IRS in making a determination as to whether the income of the Company and the Foreign Subsidiaries constitutes effectively connected income.

                  Section 1.864-7(a)(2) of the Regulations provides that, in determining whether a taxpayer has an office or other fixed place of business in the United States, "due regard shall be given to the facts and circumstances of each case, particularly to the nature of the taxpayer's trade or business and the physical facilities actually required by the taxpayer in the ordinary

---------
services were performed in the United States). However, Le Beau is arguably distinguishable from this case because the Company is engaged in construction, engineering and oil field-related services, to which its clerical and administrative services are clearly incidental, whereas the business of the taxpayer in Le Beau consisted of putting together vacation "packages" and making travel arrangements for United States clients, a business which is largely clerical and administrative in nature.

(9) (July 11, 1973), underlying Rev. Rul. 74-108, 1974-1 C.B. 248 (the mere act of signing a contract is not an act of such significance that it can be characterized as being the performance of services for purposes of determining the source of income).

(10) 1989-1 C.B. 233 (holding that it is generally appropriate to source payments according to where the principal economic nexus exists). See also PLR 8604035 (Oct. 25, 1983) (holding that, where a foreign corporation maintained two offices in the United States for the performance of certain promotional and administrative functions, the foreign corporation was not engaged in a trade or business within the United States).

(11) 30 T.C. 618 (1958), aff'd 281 F.2d 646 (6th Cir. 1960). In this case, the
Sixth Circuit Court of Appeals held that the clerical, ministerial, legal and payment agent services conducted by the taxpayer in the United States did not cause the taxpayer to be engaged in a trade or business within the United States because no substantial portion of the ordinary business that produced the taxpayer's income took place in the United States.

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SIDLEY AUSTIN BROWN & WOOD LLP                                       LOS ANGELES

Willbros Group, Inc.
May 27, 2004
Page 20

course of the conduct of his trade or business." The factors to consider include: (i) whether the taxpayer has any fixed facilities in the United States,
(ii) the extent of the taxpayer's management activities in the United States,
(iii) the extent of any activities by an agent of the taxpayer in the United States, (iv) the extent of any activities by an employee of the taxpayer in the United States, and (v) whether any persons related to the taxpayer have an office or other fixed place of business in the United States.

                  Section 1.864-7(c) of the Regulations provides that a foreign corporation will not be considered to have an office or other fixed place of business in the United States "merely because a person controlling that corporation has an office or other fixed place of business [in the United States] from which general supervision and control over the policies of the foreign corporation are exercised." Section 1.864-7(c) further provides that:

                  The fact that top management decisions affecting the foreign corporation are made in a country shall not of itself mean that the foreign corporation has an office or other fixed place of business in that country. For example, a foreign sales corporation which is a wholly owned subsidiary of a domestic corporation shall not be considered to have an office or other fixed place of business in the United States merely because of the presence in the United States of officers of the domestic parent corporation who are generally responsible only for the policy decisions affecting the foreign sales corporation, provided that the foreign corporation has a chief executive officer,(12) whether or not he is also an officer of the domestic parent corporation, who conducts the day-to-day trade or business of the foreign corporation from a foreign office.

                  Section 1.864-7(c) also provides that the result is the same even if the local chief executive officer regularly confers with officers of the domestic parent corporation and, during occasional visits to the United States, temporarily conducts the business of the foreign corporation out of the U.S. office of the domestic parent. (13)

---------
(12) Although the Regulations refer to a chief executive officer of the foreign corporation, it would not seem necessary for the local manager to have this title as long as he or she has responsibility for management of the day-to-day activities of the foreign corporation.

(13) Section 1.864-7(f) of the Regulations provides that "[t]he fact that a nonresident alien individual or foreign corporation is related in some manner to another person who has an office or other fixed place of business [in the United States] shall not of itself mean that such office or other fixed place of business of the other person is the office or other fixed place of business of the nonresident alien individual or foreign corporation. Thus, for example, the U.S. office of foreign corporation M, a wholly owned subsidiary corporation of foreign corporation N, shall not be considered the office or other fixed place of business of N unless the facts and circumstances show that N is engaged in trade or business in the United States through that office or other fixed

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SIDLEY AUSTIN BROWN & WOOD LLP                                       LOS ANGELES

Willbros Group, Inc.
May 27, 2004
Page 21

                  The above Regulations suggest that a foreign corporation is not considered to have an office in the United States on account of managerial oversight or stewardship activities performed in the United States by employees of its U.S. parent, provided that the foreign corporation has its own manager that manages the day-to-day activities of the foreign corporation from a foreign office. The foreign manager for this purpose presumably may be either a direct employee of the foreign corporation, including personnel seconded from other affiliates, or a person performing such functions through a contract management arrangement, so long as such person functions as a chief executive officer.

                  The Company has made the following representations to us in the Certificate:

                  i. Each of the senior management personnel that is engaged in the management of the day-to-day operations of each of the Foreign Subsidiaries is located outside the United States (and generally in the foreign jurisdiction where the relevant project is located).

                  ii. WUSAI is not involved in the day-to-day operations of the Foreign Subsidiaries, which by their nature must be conducted in close proximity to the work site, but only performs oversight or stewardship functions with respect to the management of the Foreign Subsidiaries.

                  Accordingly, based on the Company's representations and on the legal authorities discussed above, a strong argument can be made that all of the revenues received by the Foreign Subsidiaries for construction, engineering and special oil field-related services should be foreign source income and thus should not be effectively connected with the conduct of a trade or business within the United States.

                  Nevertheless, it is possible that the Internal Revenue Service or a court may choose to disregard the legal authorities discussed above and instead attempt to apportion the revenues between those revenues earned for services performed in the United States and those revenues earned for services performed outside the United States on the time basis or some other method. In the event that such apportionment is required to be made, the Company has made the following additional representations:

                  i. The Company estimates that, for each of the years from 1996 through 2003, the total number of days spent by employees of WUSAI and WEI performing the U.S.-situs services is less than 4% of the sum of (i) the total number of days spent by such employees performing the U.S.-situs services and (ii) the total number of days spent

---------
place of business." Accordingly, the mere fact that WUSAI may be related to the Foreign Subsidiaries should not cause WUSAI's office in the United States to be imputed to any Foreign Subsidiary unless such Foreign Subsidiary actually uses that office.

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SIDLEY AUSTIN BROWN & WOOD LLP                                       LOS ANGELES

Willbros Group, Inc.
May 27, 2004
Page 22

         by the employees of the Company and the Foreign Subsidiaries performing construction, engineering and special oil field-related services.

                  ii. The Company estimates that, for 2004, the total number of days spent by employees of WUSAI and WEI performing the U.S.-situs services will be less than 4% of the sum of (i) the total number of days spent by such employees performing the U.S.-situs services and (ii) the total number of days spent by the employees of the Company and the Foreign Subsidiaries performing construction, engineering and special oil field-related services.

                  Based on these representations and on the assumption that the operations of the Company and the Foreign Subsidiaries continue to be conducted in the manner they are presently conducted, we are of the opinion that, with exceptions not likely to be material, the income currently earned by the Company and the Foreign Subsidiaries should not be treated as effectively connected income subject to federal income tax even if such corporations were determined to be engaged in the conduct of a trade or business within the United States.

                                     OPINION

                  In rendering our opinion, we have considered the applicable provisions of the Code, the Regulations, pertinent judicial authorities, rulings and interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, rulings, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein. Opinions of counsel are not binding on the Internal Revenue Service or on any court. Accordingly, no assurance can be given that the Internal Revenue Service will not challenge the propriety of our opinion or that such a challenge would not be successful.

                  Based upon the assumptions stated herein and the facts and representations referenced herein and subject to the foregoing discussion, it is our opinion, as special United States tax counsel for the Company, that:

                  i. as of the date hereof, neither the Company nor any of the Foreign Subsidiaries is a "controlled foreign corporation," as such term is defined in Section 957 of the Code, for United States federal income tax purposes;

                  ii. as of the date hereof, the Company is not a "passive foreign investment company," as such term is defined in Section 1297 of the Code, for United States federal income tax purposes;

                  iii. assuming that the operations of the Company and the Foreign Subsidiaries continue to be conducted in the manner they are presently conducted, the income currently

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

SIDLEY AUSTIN BROWN & WOOD LLP                                       LOS ANGELES

Willbros Group, Inc.
May 27, 2004
Page 23

earned by the Company and the Foreign Subsidiaries, with exceptions not likely to be material, should not be treated as effectively connected income subject to federal income tax even if such corporations were determined to be engaged in the conduct of a trade or business within the United States; and

                  iv. the statements contained in the section of the Registration Statement entitled "Material U.S. Federal and Panamanian Income Tax Consequences" under the subheadings "U.S. Federal Income Taxation of Willbros Group, Inc. and Its Subsidiaries," "U.S. Federal Income Tax Considerations Applicable to U.S. Holders" and "U.S. Federal Income Tax Considerations Applicable to Non-U.S. Holders" are a fair and accurate summary as to certain material United States federal income tax consequences with respect to the acquisition, ownership and disposition of shares of the Common Stock of the Company.

                  Except as expressly set forth above, you have not requested, and we do not herein express, any opinion concerning the tax consequences of any other matters related to the Registration Statement or of any other issue relating to the Company or to any investment therein or under any other law.

                  We are furnishing this opinion to you pursuant to your request and this opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

                  We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to Sidley Austin Brown & Wood LLP therein under the caption "Legal Matters."

                                              Very truly yours,

                                              /s/ Sidley Austin Brown & Wood LLP

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